Exhibit 99

News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
     FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries Reports Results of 2010
Annual Meeting of Shareholders
Company’s Nominees for the Board of Directors Elected
April 30, 2010, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced that at its Annual Meeting of Shareholders held today, shareholders re-elected Keith A. Brown, Vincent C. Byrd, John B. Crowe, Richard P. Johnston, Edward W. Kissel, John C. Orr, Jon H. Outcalt and Robert A. Stefanko, and elected Sarah R. Coffin, to the Company’s board of directors.
For the second consecutive year, the nominees of GAMCO Asset Management failed to win a board seat.
President and Chief Executive Officer John C. Orr said, “Our actions and operating strategies are clearly focused on creating sustainable growth in our markets and value for all shareholders. I believe that the overwhelming election of our board’s nominees by shareholders at the annual meeting today signals our shareholders’ confidence in our strategic direction, performance and growth potential.”
Also at the Annual Meeting, shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $701.8 million in 2009. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE